Exhibit 99.1

SYNERGY PHARMACEUTICALS TO PRESENT NEW PLECANATIDE DATA AT DIGESTIVE DISEASE WEEK 2016

NEW YORK, May 16, 2016 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced that the company will present data on plecanatide, the first uroguanylin analog being evaluated for the treatment of chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C), at Digestive Disease Week 2016 in San Diego, May 21-24.

These presentations (five posters and one oral presentation) will include additional results from the two plecanatide phase 3 CIC clinical trials.

The following will be presented at the San Diego Convention Center:

Poster Presentations

All posters will be presented in Hall C from 9:30am to 4:00pm (PT) with author presentation at the poster from 12:00pm to 2:00pm (PT).

Saturday, May 21

A Phase III Study of the Efficacy and Safety of Plecanatide in the Treatment of Chronic Idiopathic Constipation (CIC) (Study-00)

Presenter: Philip B. Miner, Jr., MD, President and Medical Director, Oklahoma Foundation for Digestive Research

Effect of Plecanatide on Patient Assessments in Chronic Idiopathic Constipation (CIC): Results from Two Phase III Studies

Presenter: Maria Nualart, MD, School of Clinical Research USA, LLC

Effect of Plecanatide on Stool Consistency in the Treatment of Chronic Idiopathic Constipation (CIC): Results from Two Phase III Studies

Presenter: Richard Krause, MD, Clinsearch LLC

Sunday, May 22

Efficacy and Safety of Plecanatide in the Treatment of Chronic Idiopathic Constipation (CIC): Results from a Multicenter Phase III Study (Study-03)

Presenter: Philip B. Miner, Jr., MD, President and Medical Director, Oklahoma Foundation for Digestive Research

Monday, May 23

Structural and Dynamic Features Capturing Plecanatide Activity Across Multiple pH Values

Presenter: Andrea Brancale, PhD, Senior Lecturer, Cardiff School of Pharmacy and Pharmaceutical Sciences

Oral Presentation

Tuesday, May 24

The oral presentation will be held in Room 31BC from 10:36am to 10:48am (PT).

Plecanatide, like uroguanylin, activates guanylate cyclase-C signaling in a pH-dependent manner in T84 cells, murine intestinal epithelial cells and tissues

Presenter: Kunwar Shailubhai, PhD, MBA, Chief Scientific Officer, Synergy Pharmaceuticals

About Chronic Idiopathic Constipation (CIC)

CIC affects 14 percent of the population in North America, disproportionately impacting women and older adults. People with CIC have persistent symptoms of difficult and infrequent bowel movements. CIC can severely impact people’s daily lives, increasing stress levels and anxiety.

About Plecanatide

Plecanatide is currently being evaluated for use as a once-daily tablet for two functional gastrointestinal (GI) disorders, CIC and irritable bowel syndrome with constipation (IBS-C). Plecanatide is a peptide made up of 16 amino acids. It is structurally similar to uroguanylin with the exception of a single amino acid change. Plecanatide is the first investigational drug designed to replicate the function of uroguanylin, a naturally occurring human GI peptide, by working locally in the upper GI tract to stimulate digestive fluid movement and support regular bowel function. In 2015, Synergy announced positive phase 3 data with plecanatide in two pivotal CIC clinical trials and on January 29, 2016, the company filed its first new drug application (NDA) for plecanatide in CIC. If approved, Synergy plans to launch plecanatide with the CIC indication in the first quarter of 2017. Synergy presently has two ongoing phase 3 clinical trials with plecanatide in IBS-C and intends to file a second NDA in IBS-C by the end of this year.

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. The company has pioneered discovery, research and development efforts around uroguanylin analogs for the treatment of functional GI disorders and inflammatory bowel disease. Synergy’s proprietary GI platform is based on uroguanylin and includes two lead product candidates — plecanatide and dolcanatide. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.